Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between BENEFITFOCUS.COM, INC, a South Carolina corporation (the “Company”), and Mason R. Holland, Jr., an individual resident of Charleston, South Carolina (the “Executive”), as of the 19th day of January, 2007 (the “Effective Date”).

The Company presently employs the Executive as its Chairman of the Board of Directors. The Board of Directors of the Company (the “Board”) recognizes that the Executive’s contribution to the growth and success of the Company is substantial. The Board desires to provide for the continued employment of the Executive to promote the best interests of the Company and its shareholders. The Executive is willing to continue to serve the Company on the terms and conditions herein provided. This Agreement is intended to be the entire agreement between the parties hereto with respect to the subject matter hereof and hereby supersedes any prior agreements, arrangements or understandings, whether written or oral, with respect to the subject matter hereof.

Certain capitalized terms used in this Agreement are defined in Section 19.

In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree (as of the Effective Date) that:

1. Employment. The Company shall continue to employ the Executive, and the Executive shall continue to serve the Company, as the Chairman of the Board of Directors upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities as are consistent with his position and which may be set forth in the Bylaws or assigned by the Board from time to time, including, but not limited to: (i) acting as a liaison with the Company’s legal counsel and accounting professionals, (ii) chairing board meetings, (iii) negotiating partnership agreements with key vendors, (iv) marketing products to key clients of the Company, (v) providing marketing support to new clients of the Company, (vi) attending industry meetings and taking part in speaking engagements on behalf of the Company, and (vii) playing an active role in the hiring of key executive employees of the Company. The Company and the Executive agree and understand that the Executive (A) shall continue to actively manage his real estate and other investment holdings while also fulfilling his responsibilities under this Agreement and (B) may also devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that with respect to each subclauses (A) and (B) above (1) such activities do not materially interfere with the performance of the Executive’s duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company, and (2) the Executive gives all members of the Board written notice of any new director or advisor activities in which he intends to participate or investments in which he intends to hold ten percent (10%) or more of the equity of the investment target.

2. Term. Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall be for a continuing term (the “Term”) of three (3) years,

which shall be extended automatically (without further action of the Company or the Executive) each day for an additional day so that the remaining term shall continue to be three (3) years; provided, however, that either party may at any time, by written notice to the other, fix the Term to a finite term of three (3) years, without further automatic extension, commencing with the date of such notice.

3. Compensation and Benefits.

a. Through the Term, the Company shall pay the Executive a salary at a rate of not less than $200,000 per annum in accordance with the salary payment practices of the Company. The Board (or the Compensation Committee thereof) shall review the Executive’s salary at least annually (on or before January 1, 2008 for the first review) and shall increase the Executive’s salary by at least 5% annually; provided, however, that any increase in excess of such amount in any given year shall require the consent of the individuals on the Board designated by GS Capital Partners VI Parallel, L.P. (the “Goldman Board Designees”). The Company may not decrease the Executive’s base salary.

b. Through the Term, the Executive shall be eligible to participate in any management incentive programs established by the Company and to receive incentive compensation based upon achievement of targeted levels of performance and such other criteria as the Board or Compensation Committee (which in each case shall require the approval of at least one (1) of the Goldman Board Designees) may establish from time to time. In addition, the Board or the Compensation Committee shall annually consider the Executive’s performance and determine if any additional bonus is appropriate; provided any such additional bonus is approved by at least one (1) of the Goldman Board Designees. Notwithstanding the foregoing, the Executive shall receive and shall be entitled to receive an annual bonus at least equal to the Executive’s base salary if the Company achieves the financial targets for the calendar year approved by the Board, which approval must include at least one (1) of the Goldman Board Designees. Executive’s bonus for 2007 will be payable based on achieving gross revenue and EBIT targets as such will be set in the budget approved by the Board, which approval must include at least one (1) of the Goldman Board Designees.

c. Subject to and conditional upon the terms and provisions contained under separate agreement (the “Definitive Option Document”), the Executive shall receive as additional compensation options to acquire 423,729 shares of the Company’s common stock with an exercise price of $7.09, and such options will, subject to the continued employment of the Executive by the Company and his not having been terminated for Cause, vest to the Executive 25 % per year and will become fully vested on month 48 following the Effective Date.

d. Through the Term, or such longer period as may be required by applicable law, the Executive shall continue to participate in all retirement, welfare, deferred compensation, life and health insurance (including health insurance for Executive’s spouse and his dependents), and other benefit plans or programs of the Company now or hereafter applicable to the Executive or applicable generally to Executives of the Company or to a class of Executives that includes senior executives of the Company; provided, however, that during any period during the Term that the Executive is subject to a Disability, and during the 180-day period of physical or mental infirmity leading up to the Executive’s Disability, the amount of the Executive’s compensation

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provided under this Section 3 shall be reduced by the sum of the amounts, if any, paid to the Executive for the same period under any disability benefit or pension plan of the Company or any of its subsidiaries.

e. Through the Term and consistent with the policies of the Company in effect as of the Effective Date and past practice, the Company shall continue to reimburse the Executive for travel, seminar and other expenses related to the Executive’s duties which are incurred; provided that expenses in excess of $10,000 per month must first be submitted to the Board in writing. Consistent with the Company’s policies in effect as of the Effective Date and past practice, said travel costs shall include the use of a Company plane or charter when the additional cost is reasonably deemed appropriate by the Executive.

f. The Company shall pay for cell phone expenses, internet access accounts and business expenses related to other similar devices such as a blackberry for the Executive.

4. Termination.

a. The Executive’s employment under this Agreement may be terminated prior to the end of the Term only as follows:

(i) by the Company upon the death of the Executive;

(ii) by the Company due to the Disability of the Executive after delivery of a Notice of Termination to the Executive;

(iii) by the Company for Cause upon delivery of a Notice of Termination to the Executive;

(iv) by the Company for any reason, including, but not limited to, in connection with a Change of Control, upon delivery of a Notice of Termination to the Executive;

(v) by the Executive for any reason, including, but not limited to, without Adequate Justification, upon delivery of a Notice of Termination to the Company; and

(vi) by the Executive for Adequate Justification upon no less than 90 days written notice to the Company.

b. If the Executive’s employment with the Company shall be terminated during the Term pursuant to Sections 4(a)(i) or 4(a)(ii), the Company shall pay to the Executive (or in the case of his death, the Executive’s estate) within 15 days after the Termination Date, a lump sum cash payment equal to the Accrued Compensation.

c. If the Executive’s employment with the Company shall be terminated without Cause pursuant to Sections 4(a)(iv) or 4(a)(vi), as the agreed upon exclusive remedy available to the Executive (in law or equity) and subject to the Executive first entering into an

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appropriate and mutually acceptable release of the Company and its affiliates, the Executive shall be entitled to the following:

(i) the Company shall pay the Executive in cash within 15 days of the Termination Date an amount equal to all Accrued Compensation and the Pro Rata Bonus;

(ii) the Company shall pay to the Executive in cash at the end of each of the 36 consecutive 30-day periods following the Termination Date, an amount equal to one-twelfth of the sum of the Base Amount and the Bonus Amount, each as calculated as of the Termination Date.

(iii) for the period during which the Company is making payments to Executive pursuant to Section 4(c)(ii) (the “Continuation Period”), the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits provided (x) to the Executive immediately prior to such termination or (y) to other similarly situated executives who continue or become in the employ of the Company during the Continuation Period, if permitted, in either case, by the applicable benefit plan. The coverage and benefits (including deductibles and costs) provided in this Section 4(c)(iii) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) and (y) above. The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (iii) shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Company’s Executive benefit plans, programs or practices following the Executive’s termination of employment, including without limitation, retiree medical and life insurance benefits; and

(iv) as to be set forth in and subject to the provisions of the Definitive Option Document, the restrictions on any outstanding incentive awards (including stock options) granted to the Executive under the Plan or under any other incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, and all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested.

d. If the Executive’s employment with the Company is terminated pursuant to Section 4(a)(iii) or 4(a)(v), the Company shall pay the Executive in cash within 15 days of the Termination Date, an amount equal to all Accrued Compensation.

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e. [Intentionally Omitted].

f. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise; provided, however, that to the extent that the Executive is employed by another company in a Competing Business during the 24 months following the Termination Date, the Executive will forfeit any remaining severance payments provided in this Section 4.

g. Notwithstanding any provision contained herein to the contrary, the aggregate value of all compensation payable to or for the benefit of the Executive which is contingent on any change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 280G(b)(2) of the Code, and the regulations promulgated thereunder (the “Parachute Payments”) shall not exceed an amount equal to 2.99 times the base amount as determined in accordance with Code Section 280G(b)(3) and the regulations promulgated thereunder. The Company shall reasonably cooperate with the Executive in determining the extent of the limitation provided in the preceding sentence and in the manner in which such limitation is applied to all payments otherwise due to the Employee hereunder.

h. The severance pay and benefits provided for in this Section 4 shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice or arrangement.

5. Protection of Trade Secrets and Confidential Information.

a. Through exercise of his rights and performance of his obligations under this Agreement, Executive will be exposed to “Trade Secrets” and “Confidential Business Information” (as those terms are defined below). “Trade Secrets” shall mean information or data of or about the Company or any affiliated entity, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a broader definition of “trade secret” under applicable law, the latter definition shall govern for purposes of interpreting Executive’s obligations under this Agreement. Except as required to perform his obligations under this Agreement or except with Company’s prior written permission, Executive shall not use, redistribute, market, publish, disclose or divulge to any other person or entity any Trade Secrets of the Company. The Executive’s obligations under this provision shall remain in force (during or after the Term) for so long as such information or data shall continue to constitute a “trade secret” under applicable law. Executive agrees to cooperate with any and all confidentiality requirements of the Company and Executive shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets of which Executive becomes aware.

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b. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, not to use or disclose any Confidential Business Information at any time, either during the term of his employment or for a period of one year after the Executive’s last date of employment, so long as the pertinent data or information remains Confidential Business Information. “Confidential Business Information” shall mean any non-public information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by the Executive, directly or indirectly, in connection with the Executive’s employment (including his employment with the Company prior to the date of this Agreement), including (without limitation) oral and written information concerning the Company or its affiliates relating to financial position and results of operations (revenues, margins, assets, net income, etc.), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information, and personnel information. Confidential Business Information also includes information recorded in manuals, memoranda, projections, minutes, plans, computer programs, and records, whether or not legended or otherwise identified by the Company and its affiliates as Confidential Business Information, as well as information which is the subject of meetings and discussions and not so recorded; provided, however, that Confidential Business Information shall not include information that is generally available to the public, other than as a result of disclosure, directly or indirectly, by the Executive, or was available to the Executive on a non-confidential basis prior to its disclosure to the Executive.

c. Upon termination of employment, the Executive shall leave with the Company all business records relating to the Company and its affiliates including, without limitation, all contracts, calendars, and other materials or business records concerning its business or customers, including all physical, electronic, and computer copies thereof, whether or not the Executive prepared such materials or records himself. Upon such termination, the Executive shall retain no copies of any such materials, and, if requested, shall certify in writing to the Company that no such materials are in his possession.

d. As set forth above, the Executive shall not disclose Trade Secrets or Confidential Business Information. However, nothing in this provision shall prevent the Executive from disclosing Trade Secrets or Confidential Business Information pursuant to a court order or court-issued subpoena, so long as the Executive first notifies the Company of said order or subpoena in sufficient time to allow the Company to seek an appropriate protective order. The Executive agrees that if he receives any formal or informal discovery request, court order, or subpoena requesting that he disclose Trade Secrets or Confidential Business Information, he will immediately notify the Company and provide the Company with a copy of said request, court order, or subpoena.

6. Non-Compete, Non-Solicitation and Related Matters.

a. The Executive covenants and undertakes that, during the period of his employment hereunder and if the Executive is terminated for Cause or if the Executive terminates his employment with the Company for any reason other than Adequate Justification, then for a period of 24 months following the date of termination, he will not, without the prior written consent of the Company, directly or indirectly, and whether as principal, agent, officer, director, employee, consultant, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, carry on, or be engaged, or take part in, or render

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services to, or own, share in the earnings of, or invest in the stock, bonds, or other securities of any person, firm, corporation, or other business organization (other than the Company or its affiliates, if any) engaged in a Competing Business; provided, however, that the Executive may invest in stock, bonds or other securities of any Competing Business if (i) such stock, bonds, or other securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended; and (ii) his investment does not exceed, in the case of any class of the capital stock of any one issuer, 5% of the issued and outstanding shares, or in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding.

b. If the Executive is terminated for Cause or if the Executive terminates his employment with the Company for any reason other than Adequate Justification, then for a period of 24 months following the date of termination, the Executive shall not (except on behalf of or with the prior written consent of the Company) either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert or appropriate to or for a Competing Business, or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer or prospective customer of the Company on the date of termination and with whom the Executive had direct material contact within six months of the Executive’s last date of employment.

c. If the Executive is terminated for Cause or if the Executive terminates his employment with the Company for any reason other than Adequate Justification, then for a period of 24 months following the date of termination, the Executive will not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert, or hire away, or (ii) attempt to solicit, divert, or hire away any employee of or consultant to the Company or any of its affiliates engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

d. The Executive acknowledges and agrees that great loss and irreparable damage would be suffered by the Company if the Executive should breach or violate any of the terms or provisions of the covenants and agreements set forth in this Section 6. The Executive further acknowledges and agrees that each of these covenants and agreements is reasonably necessary to protect and preserve the interests of the Company. The parties agree that money damages for any breach of clauses (a), (b) and (c) of this Section 6 will be insufficient to compensate for any breaches thereof, and that the Executive or any of the Executive’s affiliates, as the case may be, will, to the extent permitted by law, waive in any proceeding initiated to enforce such provisions any claim or defense that an adequate remedy at law exists. The existence of any claim, demand, action, or cause of action against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements in this Agreement; provided, however, that nothing in this Agreement shall be deemed to deny the Executive the right to defend against this enforcement on the basis that the Company has no right to its enforcement under the terms of this Agreement.

e. The Executive acknowledges and agrees that: (i) the covenants and agreements contained in clauses (a) through (f) of this Section 6 are the essence of this

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Agreement; (ii) that the Executive has received good, adequate and valuable consideration for each of these covenants; and (iii) each of these covenants is reasonable and necessary to protect and preserve the interests and properties of the Company. The Executive also acknowledges and agrees that: (i) irreparable loss and damage will be suffered by the Company should the Executive breach any of these covenants and agreements; (ii) each of these covenants and agreements in clauses (a), (b) and (c) of this Section 6 is separate, distinct and severable not only from the other covenants and agreements but also from the remaining provisions of this Agreement; and (iii) the unenforceability of any covenants or agreements shall not affect the validity or enforceability of any of the other covenants or agreements or any other provision or provisions of this Agreement. The Executive acknowledges and agrees that if any of the provisions of clauses (a) and (b) of this Section 6 shall ever be deemed to exceed the time, activity, or geographic limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity, or geographical limitations permitted by applicable law.

f. The Executive and the Company hereby acknowledge that it may be appropriate from time to time to modify the terms of this Section 6 and the definition of the term “Business” to reflect changes in the Company’s business and affairs so that the scope of the limitations placed on the Executive’s activities by this Section 6 accomplishes the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Company.

7. Successors; Binding Agreement.

a. This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

b. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

8. Fees and Expenses. The prevailing party in any dispute or other action relating to the terms or provisions of this Agreement shall be reimbursed by the non-prevailing party for all reasonable legal fees and expenses incurred by it in connection with such matter.

9. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof.

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10. Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. The Company may, however, withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

11. Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

15. Headings. The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16. Facsimile Signatures and Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17. [Intentionally Omitted]

18. [Intentionally Omitted]

19. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

a “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date including (i) earned base salary, and (ii) reimbursement for reasonable and necessary expenses

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permitted by this Agreement incurred by the Executive on behalf of the Company during the period ending on the Termination Date.

b “Act” shall mean the Securities Act of 1933, as amended.

c “Adequate Justification” shall mean any of the following events or conditions: (i) a material failure of the Company to comply with the terms of this Agreement, following written notice by the Executive to the Board of such material failure, describing it in reasonable detail, and a 20 day cure period; (ii) any non-voluntary, Company-imposed relocation of the Executive outside Charleston, South Carolina; (iii) a Change in Control which results in a material diminution in the Executive’s responsibilities; or (iv) other than as provided for herein (including through the lapse of the Term), the removal of the Executive from the position of President and Chairman of the Board of Directors.

d. “Base Amount” shall mean the greater of the Executive’s annual base salary at the rate in effect on the Termination Date and shall include all amounts of his base salary that are deferred under the qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement.

e “Board” shall have the meaning set forth in the recitals.

f “Bonus Amount” shall mean the average of the annual bonuses paid or payable during the three (3) full fiscal years ended prior to the Termination Date (or such lesser period for which annual bonuses were actually paid or payable to the Executive).

g “Business” shall mean internet based enrollment and products offered to the health care industry.

h “Bylaws” shall mean the Amended and Restated Bylaws of the Company, as amended, supplemented or otherwise modified from time to time.

i. “Cause” shall mean the following actions, failures and events by or affecting the Executive: (1) a conviction of the Executive of, or the entering of a plea of nolo contendere by the Executive with respect to, having committed a felony, (2) abuse of controlled substances or alcohol or acts of dishonesty or moral turpitude by the Executive that are detrimental to the Company, (3) acts or omissions by the Executive that the Executive knew or should reasonably have known would substantially damage the business of the Company, (4) negligence by the Executive in the performance of, or disregard by the Executive of, his obligations under this Agreement or otherwise relating to his employment, or a breach by the Executive of this Agreement, which negligence, disregard or breach continues unremedied for a period of 20 days after written notice thereof to the Executive, or (5) failure by the Executive to obey the reasonable and lawful orders and policies of the Board that are consistent with the provisions of this Agreement (provided that, in the case of clause (2) or (3) above, the Employee shall have received written notice of such proposed termination and a reasonable opportunity to discuss the matter with the Board, followed by a notice that the Board adheres to its position.

j. “Change in Control” shall mean the occurrence during the Term of any the following events: (1) the consolidation or merger of the Company with or into any other

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corporation or other entity (other than a merger in which the Company is the surviving corporation and which will not result in more than 50% of the voting capital stock of the Company outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such voting capital stock immediately prior to such merger in the same proportions in which such shares were held immediately prior to the merger), or (ii) the sale of all or substantially all of the properties and assets of the Company as an entirety to any other unaffiliated person. For avoidance of doubt, the consummation of the transactions contemplated by that certain Series A Stock Purchase Agreement, dated January [19], 2007, between the Company and the other parties thereto, shall not constitute a Change of Control for purposes hereof.

k. “Compensation Committee” shall mean the compensation committee of the Board.

l. “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

m. “Confidential Business Information” shall have the meaning ascribed to it in Section 5(b).

n. “Continuation Period” shall have the meaning ascribed to it in Section 4(c)(iii).

o. “Disability” shall mean the inability of the Executive to perform substantially all of his current duties as required hereunder for a continuous period of 90 days because of mental or physical condition, illness or injury.

p. “Effective Date” shall have the meaning ascribed to it in the prefatory paragraph of this Agreement.

q. [Intentionally Omitted]

r. “Notice of Termination” shall mean a written notice of termination from the Company or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

s. “Plan” shall mean any of the Company’s incentive stock plans.

t. “Pro Rata Bonus” shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is 365.

u. “Successors and Assigns” shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.

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v. “Termination Date” shall mean, in the case of the Executive’s death, his date of death, and in all other cases, the date specified in the Notice of Termination.

w. “Trade Secrets” shall have the meaning ascribed to it in Section 5(a).

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed by an officer thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

BENEFITFOCUS.COM, INC.

By:	/s/ Shawn A. Jenkins
Name:	Shawn A. Jenkins
Title:	President & CEO

EXECUTIVE

/s/ Mason R. Holland, Jr.
Mason R. Holland, Jr.